Exhibit 99.1

NGL ENERGY PARTNERS CLOSES MERGER WITH HIGH SIERRA ENERGY AND

NEW DEBT FINANCING

Tulsa, Oklahoma —June 19, 2012 — NGL Energy Partners LP (NYSE: NGL) has completed its previously announced merger with High Sierra Energy LP and High Sierra Energy GP, LLC (its general partner).  The aggregate merger consideration of $693 million, including working capital of approximately $38 million, was financed with a combination of $153 million in cash, assumed indebtedness of $95 million and $445 million in equity.  High Sierra is a Denver, Colorado based limited partnership with three core business segments: crude oil gathering, transportation and marketing; water treatment, disposal, recycling and transportation; and natural gas liquids transportation and marketing.

New Credit Facility and Long Term Debt

Concurrent with the completion of the mergers, NGL entered into a new senior secured revolving credit facility with Deutsche Bank Securities, as agent, providing for bank commitments of up to $650 million and successfully completed the private placement of $250 million in aggregate principal amount of 6.65% senior secured notes with a final maturity in 2022 with four insurance companies and their affiliates.  Commitments under the senior credit facility expire in June 2017.  The senior credit facility also contains a $50 million accordion feature.  Deutsche Bank Securities, Royal Bank of Canada, BNP Paribas Securities Corp., PNC Capital Markets LLC and RBS Securities Inc. acted as joint lead arrangers under the senior credit facility.

NGL used the proceeds from the senior notes and initial bank borrowings under the new senior credit facility to finance the mergers, pay transaction expenses and repay in full amounts outstanding under NGL’s prior revolving credit facility and High Sierra’s credit facility. Following completion of the mergers, approximately $75 million of capacity remains undrawn under the working capital component of NGL’s new senior credit facility, and approximately $200 million remains undrawn and available under the acquisition component of NGL’s new senior credit facility.

Potential Distribution Increase

NGL management anticipates recommending an increase in the annual distribution from $1.45 to $1.65 per annum to the board of directors for the quarter ending June 30, 2012.

Advisors

Robert W. Baird & Co. Incorporated served as financial advisor to NGL in the transactions, while Winston & Strawn LLP served as its legal counsel. Tudor, Pickering, Holt & Co. served as financial advisor to High Sierra in the transactions, while Locke Lord LLP served as its legal counsel.

About NGL Energy Partners

NGL Energy Partners LP is a Delaware limited partnership. NGL owns and operates a vertically integrated energy business with four operating segments: water treatment, midstream, wholesale supply and marketing and retail propane and heating oil. NGL completed its initial public offering in May 2011. For further information, please visit NGL’s website at www.nglenergypartners.com.

Forward-Looking Statements

This press release may include certain statements concerning expectations for the future that are forward-looking statements as defined by federal law, including statements relating to the expected accretive value of the transaction and the estimated closing date.  Such forward-looking statements are subject to a variety of known and unknown risks, uncertainties, and other factors that are difficult to predict and many of which are beyond management’s control.  An extensive list of factors that can affect future results are discussed in NGL’s Annual Report on Form 10-K and other documents filed from time to time with the Securities and Exchange Commission.  NGL undertakes no obligation to update or revise any forward-looking statement to reflect new information or events.

The information contained in this press release is available on NGL’s website at www.nglenergypartners.com.

Source: NGL Energy Partners LP

Contact

NGL Energy Partners LP

Craig S. Jones, (918) 477-0532

Chief Financial Officer

Craig.jones@nglep.com